Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Sustainability	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Second Quarter
and First Half 2022 Results

Second quarter of 2022 net sales increased 11% versus the second quarter of 2021, with physical case volume growth of 1.0%(a).

Gross profit in the second quarter of 2022 was $551 million, an increase of 11% versus the second quarter of 2021. Gross margin remained flat at 34.5%, while adjusted(b) gross margin improved by 90 basis points to 35.4%.

Income from operations for the first half of 2022 was $278 million, up $63 million, or 29%, versus the first half of 2021.

Key Results

	Second Quarter			First Half
(in millions)	2022	2021	Change	2022	2021	Change
Physical case volume	97.4	96.4	1.0%	183.8	183.3	0.3%
Net sales	$1,595.2	$1,433.1	11.3%	$2,999.6	$2,702.9	11.0%
Gross profit	$550.7	$494.9	11.3%	$1,058.2	$943.6	12.1%
Gross margin	34.5%	34.5%		35.3%	34.9%
Income from operations	$147.3	$120.9	21.9%	$278.3	$215.0	29.4%

Beverage Sales	Second Quarter			First Half
(in millions)	2022	2021	Change	2022	2021	Change
Sparkling bottle/can	$879.9	$754.7	16.6%	$1,655.9	$1,448.5	14.3%
Still bottle/can	$539.6	$499.0	8.1%	$1,006.8	$919.1	9.5%

Second Quarter and First Half 2022 Review

CHARLOTTE, August 2, 2022 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter ended July 1, 2022 and the first half of fiscal 2022.

“Our strong operating performance this quarter reflects solid execution across all aspects of our business. While supply chain challenges and cost inflation continue to impact our business, our team is successfully executing pricing and packaging strategies that are driving profitable growth,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I am thankful for all of our teammates who live out Our Purpose every day as they serve our communities, customers and consumers with excellence.”

Net sales increased 11% to $1.60 billion in the second quarter of 2022, while physical case volume increased 1.0%. The increase in net sales was driven primarily by price increases taken on most of our Sparkling and Still beverages over the last year. Sparkling beverage volume increased 1.8% in the quarter, as consumer demand remained strong, especially for our multi-serve can packages. Sales of Sparkling single-serve products sold in immediate consumption channels also continued to perform well, with volume increasing 1.9% in the quarter. Still beverage volume decreased 0.6% in the quarter, as certain brands within this category were impacted by supply chain issues. We continue to see strong sales momentum in several key brands within the Still category, including Monster, smartwater and BODYARMOR. Net sales increased 11% and physical case volume increased 0.3% in the first half of 2022.

Gross profit in the second quarter of 2022 increased $55.7 million, or 11%, while gross margin remained flat at 34.5%. Adjusted(b) gross profit in the second quarter of 2022 was $564.4 million, which represented an increase of $69.8 million, or 14%. Adjusted(b) gross margin was 35.4%, an increase of 90 basis points compared to the second quarter of 2021. The improvement in gross profit resulted from strong price realization and solid volume growth in our Sparkling beverages, which enabled higher gross margins during this period of rising input and production costs. Gross profit in the first half of 2022 increased $114.6 million, or 12%.

“We are pleased with our strong second quarter performance, especially considering the challenging operating environment we faced. While we experienced numerous supply chain challenges during the quarter, our team effectively overcame them to post strong growth in volume, pricing and operating income,” said Dave Katz, President and Chief Operating Officer. “We are making operational and infrastructure investments to alleviate these short-term disruptions, and we believe we will emerge with an even stronger, more flexible manufacturing and distribution network for the long term.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2022 increased $29.3 million, or 8%. SD&A expenses as a percentage of net sales decreased 80 basis points to 25.3% in the second quarter of 2022. The increase in SD&A expenses related primarily to an increase in labor costs as compared to the second quarter of 2021. Over the last year, we have made compensation adjustments across our workforce to remain competitive in a tight labor market. In addition, SD&A expenses across a number of categories increased during the quarter as a result of the current, high inflationary environment. SD&A expenses in the first half of 2022 increased $51.4 million, or 7%. SD&A expenses as a percentage of net sales in the first half of 2022 decreased 100 basis points to 26.0% as compared to the first half of 2021.

“Consumer demand for our products has remained strong, despite price increases to overcome high commodity and operating cost inflation,” continued Mr. Katz. “We will continue to expand the number of affordable packaging solutions across our brand portfolio as we believe these offerings are a key factor in the continued steady consumer demand for our products. As we take additional pricing in the second half of this year, we will carefully monitor consumer response and remain agile in this evolving operating environment.”

Income from operations in the second quarter of 2022 was $147.3 million, compared to $120.9 million in the second quarter of 2021, an increase of $26.4 million, or 22%. On an adjusted(b) basis, income from operations in the second quarter of 2022 was $160.1 million, an increase of 33%. For the first half of 2022, income from operations increased $63.2 million to $278.3 million.

Net income in the second quarter of 2022 was $99.6 million, compared to $48.2 million in the second quarter of 2021, an improvement of $51.4 million. Net income increased $91.4 million in the first half of 2022 to $193.0 million as compared to the first half of 2021.

Cash flows provided by operations for the first half of 2022 were $243.5 million, compared to $271.4 million for the first half of 2021. Our strong operating performance, led by our top‑line growth and effective management of operating expenses, drove cash flows from operations during the period. Cash flows from operations were impacted by changes in working capital, which reflect seasonality and the timing of certain cash payments and receipts. We continue to invest in long‑term strategic projects to optimize our supply chain and broaden our brand portfolio.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the second quarter ended July 1, 2022 and the first half of fiscal 2022 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 120 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the inability to attract and retain front-line employees in a tight labor market; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the COVID-19 pandemic and other pandemic outbreaks in the future; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$1,595,215	$1,433,086	$2,999,573	$2,702,943
Cost of sales	1,044,556	938,146	1,941,338	1,759,300
Gross profit	550,659	494,940	1,058,235	943,643
Selling, delivery and administrative expenses	403,366	374,079	779,957	728,598
Income from operations	147,293	120,861	278,278	215,045
Interest expense, net	7,146	8,365	14,845	17,111
Other expense, net	6,199	47,041	2,920	59,096
Income before taxes	133,948	65,455	260,513	138,838
Income tax expense	34,386	17,275	67,561	37,295
Net income	$99,562	$48,180	$192,952	$101,543

Basic net income per share:
Common Stock	$10.62	$5.14	$20.58	$10.83
Weighted average number of Common Stock shares outstanding	8,369	7,141	7,863	7,141

Class B Common Stock	$10.62	$5.14	$20.62	$10.83
Weighted average number of Class B Common Stock shares outstanding	1,005	2,232	1,511	2,232

Diluted net income per share:
Common Stock	$10.59	$5.12	$20.53	$10.79
Weighted average number of Common Stock shares outstanding – assuming dilution	9,399	9,407	9,399	9,407

Class B Common Stock	$10.59	$5.12	$20.56	$10.79
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,030	2,266	1,536	2,266

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	July 1, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$188,803	$142,314
Trade accounts receivable, net	539,806	454,934
Other accounts receivable	91,166	91,615
Inventories	303,539	302,851
Prepaid expenses and other current assets	86,844	78,068
Assets held for sale	3,045	6,880
Total current assets	1,213,203	1,076,662
Property, plant and equipment, net	1,081,604	1,030,688
Right-of-use assets - operating leases	137,026	139,877
Leased property under financing leases, net	7,254	64,211
Other assets	112,133	120,486
Goodwill	165,903	165,903
Other identifiable intangible assets, net	864,545	847,743
Total assets	$3,581,668	$3,445,570

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$24,771	$22,048
Current portion of obligations under financing leases	2,214	6,060
Accounts payable and accrued expenses	825,448	806,748
Current portion of debt	125,000	—
Total current liabilities	977,433	834,856
Deferred income taxes	148,151	136,432
Pension and postretirement benefit obligations and other liabilities	830,023	852,001
Noncurrent portion of obligations under operating leases	117,056	122,046
Noncurrent portion of obligations under financing leases	8,692	65,006
Long-term debt	598,633	723,443
Total liabilities	2,679,988	2,733,784

Equity:
Stockholders’ equity	901,680	711,786
Total liabilities and equity	$3,581,668	$3,445,570

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$192,952	$101,543
Depreciation expense, amortization of intangible assets and deferred proceeds, net	85,852	87,883
Deferred income taxes	11,189	2,293
Fair value adjustment of acquisition related contingent consideration	(1,436)	56,981
Change in current assets and current liabilities	(59,004)	24,332
Change in noncurrent assets and noncurrent liabilities	12,151	(7,853)
Other	1,831	6,206
Net cash provided by operating activities	$243,535	$271,385

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(145,182)	$(80,308)
Acquisition of BODYARMOR distribution rights	(30,149)	(1,998)
Other	3,717	(46)
Net cash used in investing activities	$(171,614)	$(82,352)

Cash Flows from Financing Activities:
Payments of acquisition related contingent consideration	$(18,710)	$(19,920)
Cash dividends paid	(4,687)	(4,687)
Payments on financing lease obligations	(1,904)	(2,368)
Debt issuance fees	(131)	(147)
Payments on term loan facility	—	(217,500)
Borrowings under revolving credit facility	—	55,000
Net cash used in financing activities	$(25,432)	$(189,622)

Net increase (decrease) in cash during period	$46,489	$(589)
Cash at beginning of period	142,314	54,793
Cash at end of period	$188,803	$54,204

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Second Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$550,659	$403,366	$147,293	$133,948	$99,562	$10.62
Fair value adjustment of acquisition related contingent consideration	—	—	—	4,021	3,028	0.32
Fair value adjustments for commodity derivative instruments	13,663	998	12,665	12,665	9,536	1.02
Supply chain optimization	84	(33)	117	117	88	0.01
Total reconciling items	13,747	965	12,782	16,803	12,652	1.35
Adjusted results (non-GAAP)	$564,406	$404,331	$160,075	$150,751	$112,214	$11.97

Adjusted % change vs. Q2 2021	14.1%	8.1%	32.6%

	Second Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$494,940	$374,079	$120,861	$65,455	$48,180	$5.14
Fair value adjustment of acquisition related contingent consideration	—	—	—	45,983	34,487	3.67
Fair value adjustments for commodity derivative instruments	(2,128)	505	(2,633)	(2,633)	(1,975)	(0.21)
Supply chain optimization	1,828	(652)	2,480	2,480	1,860	0.20
Total reconciling items	(300)	(147)	(153)	45,830	34,372	3.66
Adjusted results (non-GAAP)	$494,640	$373,932	$120,708	$111,285	$82,552	$8.80

	First Half 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,058,235	$779,957	$278,278	$260,513	$192,952	$20.58
Fair value adjustment of acquisition related contingent consideration	—	—	—	(1,436)	(1,081)	(0.12)
Fair value adjustments for commodity derivative instruments	6,169	7,223	(1,054)	(1,054)	(794)	(0.08)
Supply chain optimization	89	(72)	161	161	121	0.01
Total reconciling items	6,258	7,151	(893)	(2,329)	(1,754)	(0.19)
Adjusted results (non-GAAP)	$1,064,493	$787,108	$277,385	$258,184	$191,198	$20.39

Adjusted % change vs. 1H 2021	12.8%	8.0%	29.4%

	First Half 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$943,643	$728,598	$215,045	$138,838	$101,543	$10.83
Fair value adjustment of acquisition related contingent consideration	—	—	—	56,981	42,736	4.56
Fair value adjustments for commodity derivative instruments	(2,416)	1,065	(3,481)	(3,481)	(2,611)	(0.28)
Supply chain optimization	2,104	(758)	2,862	2,862	2,147	0.23
Total reconciling items	(312)	307	(619)	56,362	42,272	4.51
Adjusted results (non-GAAP)	$943,331	$728,905	$214,426	$195,200	$143,815	$15.34

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.